Exhibit 99.2

Contacts:	Investors:
Anna Marie Dunlap
SVP Investor & Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media:
Robert Jaffe
Pondel Wilkinson, Inc.
310-279-5969

CORINTHIAN COLLEGES NAMES THE HON. LEON PANETTA

TO BOARD OF DIRECTORS

SANTA ANA, California, August 26, 2008 — Corinthian Colleges, Inc. (NASDAQ: COCO) announced today that the Hon. Leon E. Panetta has been appointed to serve as a Class II member of its board of directors. This appointment expands the board to eleven members, nine of whom are non-employee directors.

Panetta, 70, was former White House Chief of Staff to President Clinton and prior to that he served as the Director of the Office of Management and Budget in the Clinton administration. From 1977 – 1993, Panetta served eight terms in the U.S. House of Representatives. During his tenure as a Congressman, he chaired several committees, including the House Committee on the Budget; the House Agriculture Committee’s Subcommittee on Domestic Marketing, Consumer Relations and Nutrition; and the House Administration Committee’s Subcommittee on Personnel and Police. He authored the Hunger Prevention Act, the Fair Employment Practices Resolution, numerous successful measures to protect the California coast, legislation that established Medicare and Medicaid reimbursement for hospice care for the terminally ill, and other legislation on a variety of education, health, agriculture and defense issues.

With his wife Sylvia, Panetta currently co-directs the Leon and Sylvia Panetta Institute for Public Policy, a non-partisan study center for the advancement of public policy. The Institute, located at California State University (CSU), Monterey Bay, serves the entire CSU system plus several other schools, providing a variety of study opportunities in government, politics and public policy.

Panetta has remained active in community affairs, serving as a Distinguished Scholar to the Chancellor of the CSU system, where he advises on national issues affecting education. At Santa Clara University, Panetta is on the Board of Trustees and serves as a Presidential Professor. He is also a trustee for the Community Hospital of the Monterey Peninsula and a director of the Monterey Bay Aquarium.

“Throughout Leon’s long and distinguished career in public service, he has championed major initiatives and legislation to improve the country’s education system,” said Jack D. Massimino, Corinthian’s chairman and chief executive officer. “We look forward to receiving the benefit of his vision and experience as we continue to build the best career education company in the industry.”

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associates, bachelor’s and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

# # #